Exhibit 99.0 to
Form 10-KSB


                            AUDITOR'S REPORT

To the shareholders of
Golden Queen Mining Co. Ltd.

We have audited the consolidated balance sheet of Golden Queen Mining Co. Ltd. as at May 31, 1996 and the consolidated statements of loss, changes in stockholders' equity and cash flows for the year then ended. We have also audited the consolidated statements of loss, changes in stockholders' equity and cash flow for the period from inception (November 21, 1985) through May 31, 1996, except that we did not audit these financial statements for the period from June 1, 1996 to December 31, 1996. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statements presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at May 31, 1996 and the results of its operations and its cash flow for the year then ended and the period from inception (November 21, 1985) to May 31, 1996 in accordance with Canadian generally accepted accounting principles.

Mackay & Partners
Chartered Accountants

Vancouver, B.C.
July 12, 1996